Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038

Nelnet Reports Strong Second Quarter of 2008 Results

LINCOLN, Neb., August 11, 2008—Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the second quarter of 2008 of $43.7 million, or $0.89 per share, compared with $14.8 million, or $0.30 per share, for the second quarter of 2007. Base net income excluding discontinued operations and restructuring related charges for the second quarter of 2008 was $26.5 million, or $0.54 per share, compared with $21.7 million, or $0.44 per share, for the same period a year ago.

"We are very pleased with our results for the second quarter in what continues to be a challenging capital markets environment," said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. "We continue to be proactive with our decisions to create operating efficiencies and remain competitive for the long term with our student loan business. More importantly, our diversification strategy has reduced our reliance on net interest income and has provided us many more opportunities to be successful in the execution of our business plan.”

“While the capital markets remain severely disrupted, the Department of Education’s funding facilities will provide an important source of liquidity, allowing us to make loans to all eligible students for the 2008-2009 academic year," added Jeff Noordhoek, Nelnet President.

GAAP net loss for the first six months of 2008 was $26.1 million, or $0.53 per share, compared with GAAP net income of $29.5 million, or $0.59 per share, for the first six months of 2007. Base net income excluding discontinued operations, restructuring related charges, and the loss on the sale of loans for the first six months of 2008 was $41.8 million, or $0.85 per share, compared with $46.4 million, or $0.92 per share, for the first six months of 2007.

Fee-based Revenue

In the second quarter of 2008, other fee-based income increased to $40.8 million, up from $38.3 million in the same period a year ago. Other fee-based income increased to $86.7 million for the first six months of 2008 compared with $78.3 million for the first six months of 2007. Other fee-based income includes Nelnet's list management, direct marketing, tuition payment plan, and enrollment services businesses.

In the second quarter of 2008, loan and guaranty servicing income was $24.9 million compared with $31.6 million in the second quarter of 2007. Income from loan and guaranty servicing was $51.0 million for the first six months of 2008 compared with $62.1 million in the first six months of 2007.

Operating Expenses

Operating expenses were $97.9 million in the second quarter of 2008 compared with $120.6 million for the same period a year ago. For the first six months of 2008, the company reported operating expenses of $226.8 million compared with $241.9 million for the first six months of 2007. Excluding restructuring and impairment charges, operating expenses decreased by $22.4 million and $41.1 million for the three and six months ended June 30, 2008 compared with the same periods in 2007, respectively.

Net Interest Margin

For the second quarter of 2008, Nelnet reported net interest income of $73.3 million compared with $68.0 million for the second quarter of 2007. Net interest income for the first six months of 2008 was $89.9 million compared with $136.0 million for the first six months of 2007. Net interest income includes variable-rate floor income and excludes settlements on the company’s derivative portfolio. In addition, net interest income in the second quarter of 2008 includes $4.6 million from a change in estimate on certain liabilities related to a prior business acquisition.

For the second quarter of 2008, Nelnet reported core student loan spread of 1.07 percent compared with 1.28 percent in the same period of 2007 and 0.73 percent for the first quarter of 2008. The increase in core student loan spread from the first quarter of 2008 was primarily driven by the change in the relationship between short-term interest rate indices and a non-recurring reduction in rates paid on certain of its auction rate securities. The company believes 15 basis points of the improvement in core student loan spread during the second quarter of 2008 is not sustainable and may not benefit future periods.

Non-GAAP Performance Measures

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release that is available online at http://www.nelnetinvestors.com/releases.cfm?reltype=Financial.

Nelnet will host a conference call to discuss this earnings release at 3:00 p.m. (Eastern) tomorrow August 12, 2008. To access the call live, participants in the United States and Canada should dial 877.627.6585 and international callers should dial 719.325.4934 at least 15 minutes prior to the call. A live audio Web cast of the call will also be available at http://www.nelnetinvestors.com under the conference calls and Web casts menu. A replay of the conference call will be available between 6:00 p.m. (Eastern) August 12, 2008 and 11:59 p.m. (Eastern) August 20, 2008. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 4201680. A replay of the audio Web cast will also be available at http://www.nelnetinvestors.com.

This press release contains forward-looking statements and information based on management’s current expectations as of the date of this document. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend,” and “expect” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in “Risk Factors” and elsewhere in the company’s Quarterly Report on Form 10-Q, prior quarterly reports filed by the company, and the company’s Annual Report on Form 10-K for the year ended December 31, 2007, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the volume, average term, special allowance payments, and costs of yields on student loans under the FFEL Program or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the company. In addition, a larger than expected increase in third party consolidations of the company’s FFELP loans could materially adversely affect the company’s results of operations. The company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the company’s ability to maintain its credit facilities or obtain new facilities; changes to the terms and conditions of the liquidity programs offered by the Department of Education; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; the uncertain nature of the expected benefits from acquisitions and the ability to successfully integrate operations; and the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the company’s strategic restructuring initiatives. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Additionally, financial projections may not prove to be accurate and may vary materially. The company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2008	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)

Interest income:
Loan interest	$297,601	336,572	439,720	634,173	857,833
Variable-rate floor income	21,927	18,818	—	40,745	—
Amortization of loan premiums and deferred
origination costs	(22,842)	(25,404)	(22,634)	(48,246)	(43,693)
Investment interest	9,116	11,680	18,783	20,796	40,208
Total interest income	305,802	341,666	435,869	647,468	854,348

Interest expense:
Interest on bonds and notes payable	232,464	325,141	367,893	557,605	718,388

Net interest income	73,338	16,525	67,976	89,863	135,960
Less provision for loan losses	6,000	5,000	2,535	11,000	5,288

Net interest income after provision
for loan losses	67,338	11,525	65,441	78,863	130,672

Other income:
Loan and guaranty servicing income	24,904	26,113	31,610	51,017	62,076
Other fee-based income	40,817	45,913	38,262	86,730	78,291
Software services income	4,896	6,752	5,848	11,648	11,596
Other income	1,646	1,429	1,927	3,056	7,020
Gain (loss) on sale of loans	48	(47,493)	1,010	(47,426)	2,796
Derivative market value, foreign currency,
and put option adjustments	15,755	(57,361)	5,547	(41,606)	(6,583)
Derivative settlements, net	4,437	40,763	5,196	45,200	9,436
Total other income	92,503	16,116	89,400	108,619	164,632

Operating expenses:
Salaries and benefits	43,549	53,843	59,761	97,392	121,465
Other expenses	47,812	49,600	54,394	97,412	107,281
Amortization of intangible assets	6,561	6,560	6,491	13,121	13,129
Impairment expense	—	18,834	—	18,834	—
Total operating expenses	97,922	128,837	120,646	226,759	241,875

Income (loss) before income taxes	61,919	(101,196)	34,195	(39,277)	53,429

Income tax expense (benefit)	19,195	(31,371)	13,306	(12,176)	20,570

Income (loss) from continuing operations	42,724	(69,825)	20,889	(27,101)	32,859

Income (loss) from discontinued operations, net of tax	981	—	(6,135)	981	(3,325)

Net income (loss)	$43,705	(69,825)	14,754	(26,120)	29,534

Earnings (loss) per share, basic and diluted:
Income (loss) from continuing operations	$0.87	(1.42)	0.42	(0.55)	0.66
Income (loss) from discontinued operations, net of tax	0.02	—	(0.12)	0.02	(0.07)
Net income (loss)	$0.89	(1.42)	0.30	(0.53)	0.59

Weighted average shares outstanding	49,095,153	49,051,745	49,452,960	49,073,580	50,213,349

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	June 30,	December 31,	June 30,
	2008	2007	2007
	(unaudited)		(unaudited)

	(dollars in thousands)
Assets:
Student loans receivable, net	$25,993,307	26,736,122	26,174,958
Cash, cash equivalents, and investments	1,175,310	1,120,838	1,367,257
Goodwill	175,178	164,695	191,256
Intangible assets, net	90,163	112,830	146,542
Other assets	997,967	1,028,298	993,361
Total assets	$28,431,925	29,162,783	28,873,374

Liabilities:
Bonds and notes payable	$27,530,237	28,115,829	27,791,146
Other liabilities	317,646	438,075	471,050
Total liabilities	27,847,883	28,553,904	28,262,196

Shareholders' equity	584,042	608,879	611,178

Total liabilities and shareholders' equity	$28,431,925	29,162,783	28,873,374

Shareholders' equity to total assets	2.05%	2.09%	2.12%
Tangible equity to total assets (a)	1.65%	1.65%	1.47%

(a)	Includes 75% ($150 million) equity credit for $200 million hybrid securities debt per credit agency ratings.